Exhibit (h)(11)

SECURITIES LENDING SERVICES AGREEMENT

CLIENT ADDENDUM

THIS AGREEMENT for securities lending services is made, effective as of September 1, 2008, by and between FIRST FOCUS FUNDS, INC. on behalf of its International Equity Fund series (“Principal”) and UNION BANK OF CALIFORNIA, NATIONAL ASSOCIATION (“Bank”) and is an addendum to the agreement for FIRST FOCUS FUNDS dated September 1, 2008 (referred to hereinafter as the “Custodian Agreement”). Capitalized terms not otherwise defined herein shall have the same meanings herein as in the Custodian Agreement.

Principal and Bank agree as follows:

I.	APPOINTMENT OF BANK; ELIGIBLE COUNTERPARTIES

1.	Appointment of Bank as Agent.

Principal hereby authorizes Bank to act as agent for Principal in securities lending transactions with respect to securities deposited with or held by Bank pursuant to the Custodian Agreement. Bank’s duties and responsibilities shall be only those set forth in this Addendum and the Custodian Agreement, or as otherwise agreed to by Bank in writing. Principal further authorizes Bank to delegate Bank’s duties as agent hereunder to one or more sub-agent(s).

2.	Eligible Borrowers.

Bank may lend securities only to such securities brokers and dealers or other person or entities as are listed in the attached Exhibit A (“Borrowers”), as amended from time to time with the approval of Principal, unless and until otherwise instructed in writing by Principal. Borrowers are subject to the applicable requirements of the Federal Employee Retirement Income Security Act of 1974, as amended (“ERISA” as defined in Exhibit F). Bank may lend securities only to (i) a broker-dealer registered under the Securities Exchange Act of 1934 (the “1934 Act”); (ii) a broker-dealer exempted from registration under Section 15(a)(1) of the 1934 Act as a dealer in exempted Government Securities (as defined in Section 3(a)(12) of the 1934 Act), or: (iii) a bank. All securities lending transactions entered into by Bank hereunder shall be entered into pursuant to related agreements between the Borrowers and Bank on behalf of Principal. Principal’s execution of Exhibits A, and B or any amendment to Exhibits A, and B shall constitute Principal’s representation and agreement that it has received, read, and understood the terms of each such agreement in respect of each Borrower listed thereon. Principal hereby (iv) represents and warrants to Bank (which representations shall be deemed repeated at and as of all times when this Addendum is in effect) that Principal has the power and authority, and has taken all necessary action, to enter into this Addendum and each such agreement, and to perform the obligations of a Lender under such transactions, and to authorize Bank to execute and deliver each such agreement on Principal’s behalf and to enter into such transactions and to perform the obligations of a lender under such transactions on behalf of Principal; (v) authorizes Bank to execute and deliver each such agreement on Principal’s behalf and to enter into any transaction of a nature contemplated by any such agreement on behalf of Principal and to perform the obligations of a lender under such transactions on behalf of Principal, and; (vi) has furnished or will furnish Bank with evidence satisfactory to Bank that Principal has all necessary authority to enter into this Addendum and each of the transactions contemplated hereby. Bank shall have full, unlimited power and authority to perform each and every act or thing it may in its discretion deem necessary or appropriate in respect of any Securities Lending Agreement (as defined below) or any securities loan.

II.	SECURITIES LENDING TRANSACTIONS

1.	Loans; Securities Lending Agreement.

Principal hereby authorizes Bank, as agent for Principal, to lend, from time to time in its discretion, securities of Principal at any time on deposit with or held by Bank. Principal acknowledges and agrees that any securities lending agreement (each, a “Securities Lending Agreement”) may take the form of a master agreement covering a series of securities loan transactions between a Borrower and Bank as lender on behalf of Principal and other accounts for which Bank provides similar services as securities lending agent. There can be no assurance that the activities of any such other account pursuant to any such agreement, or by Bank in respect of any such other account, will not have an adverse effect on Principal or on the rights of Principal in respect of any securities loan.

2.	Collateral.

(a) Bank shall initiate all loans of (i) domestic U.S. equities and fixed income securities with Collateral equal to 102% of the total value of the Loaned Securities, including accrued interest for fixed income securities, as of the close of trading on the preceding “Business Day”, rounded to the next whole dollar, and; (ii) international equities and fixed income securities with Collateral equal to 105% of the total value of the Loaned Securities, including accrued interest for fixed income securities, as of the close of trading on the preceding “Business Day”, rounded to the nearest $0.05. “Business Day” shall mean any day on which Bank is open for business and on which the Book-Entry System and/or the applicable Depositories are open for business.

(b) Marking to Market. Bank shall use reasonable efforts to exercise the right to demand additional Collateral (as defined in the Securities Lending Agreement) in accordance with the terms of the Securities Lending Agreement. Bank is hereby authorized to use and rely upon price information provided by any recognized pricing service, including those used for its regular accounting system, in valuing Collateral or Loaned Securities. If price information is not available for valuing Collateral or Loaned Securities, Bank may initiate or terminate any lending transaction at its sole discretion.

(c) Collateral received by Bank in connection with a loan of securities hereunder shall be held by Bank separate and apart from Bank’s own funds and securities. The amount of Collateral (as such term is defined in the Securities Lending Agreement) transferred to Bank by any Borrower at any time may be an amount calculated to meet the obligations of such Borrower in respect of any or all loans to Borrower by Principal and any one or more other clients of Bank, whether entered into pursuant to the same loan or Securities Lending Agreement or more than one such loan or agreement, and may be an amount calculated net of amounts of Collateral required at the time to be delivered by Principal and any one or more such other clients to such Borrower pursuant to any such Securities Lending Agreements. In addition, the amount of Collateral transferred by Bank to any Borrower at any time may be an amount calculated to meet the obligations of Principal and any one or more other clients of Bank to such Borrower in respect of any or all loans to Borrower, whether entered into pursuant to the same Securities Lending Agreement or more than one such agreement, and may be an amount calculated net of amounts of Collateral required at the time to be delivered by such Borrower to Principal or one or more such other clients pursuant to any such Securities Lending Agreements. Bank shall in good faith allocate or reallocate (including without limitation in respect of any return of Collateral to any Borrower) any Collateral held by it or received by it from any Borrower among Principal and Bank’s clients and in respect of any or all of such loans in such manner and on such bases as Bank in its discretion may from time to time determine. As a result of the foregoing, the nature or amount of Collateral credited to the account of Principal in respect of any Borrower or any securities loan or loans will vary and may be different from or less than the nature or amount of Collateral which might have been held by it or credited to its account if it had entered into such loan or loans directly with such Borrower or if Bank had entered into such loan or loans with such Borrower as agent solely for Principal.

(d) In valuing Collateral or Loaned Securities (as defined in the Securities Lending Agreement) for this purpose, Bank shall utilize computer pricing services available to it, including those within its regular accounting system, and shall not be responsible for the accuracy of such pricing services and shall have no responsibility for valuing Collateral or Loaned Securities for which such pricing services do not provide any valuation.

3.	Approved Investments.

(a) Bank may, in its discretion, subject to the applicable requirements of (“ERISA”), invest and reinvest any Cash Collateral (as defined in the Securities Lending Agreement) on behalf of Principal in any approved investments specified in Exhibit C (“Approved Investments”), as it may be amended from time to time. Bank may invest any or all of such Cash Collateral in any one or more of such investments, on any basis Bank determines to be appropriate and that is within the guidelines of the Exhibit C. Bank shall be entitled to pay or retain from any amounts held by Bank on Principal’s account from time to time in respect of any securities loan (i) all Cash Collateral Fees and other sums required to be paid in accordance with a Securities Lending Agreement, and (ii) Bank’s compensation or other amounts incurred by it or owed to it in respect of its services in lending securities hereunder.

(b) Principal may deliver to Bank written instructions from time to time restricting Approved Investments with particular Financial Institutions and/or Issuers.

(c) Principal acknowledges and agrees that any income or gains and losses from investing and reinvesting any Cash Collateral delivered by a Borrower to the Bank pursuant to a Securities Lending Agreement shall be at Principal’s risk and for Principal’s account. To the extent any loss arising out of Approved Investments results in a deficiency in the amount of Collateral that is available, Principal agrees to pay Bank on demand cash in the amount of such deficiency.

4.	Distributions on Loaned Securities.

Bank shall pay to or for the account of Principal, in accordance with Principal’s reasonable instructions, any amounts it receives from a Borrower which represent interest, dividends, and other distributions made with respect to any Loaned Securities (as defined in the Securities Lending Agreement) and which are determined by Bank to be for Principal’s account.

5.	Term of Loans; Termination of Loans; Default.

Bank shall in no event have any responsibility for taking steps to terminate any securities lending transaction before its maturity (unless instructed, with reasonable notice, to do so by Principal), regardless of any change in market conditions or in the financial condition of the Borrower or any other person. The termination date for each securities lending transaction terminated at the request or direction of Principal shall be no later than one standard settlement period for trades in the loaned securities entered into in the principal trading market for such securities on the date that a notice from Principal directing such termination is received by Bank (or, if such notice is received after such reasonable termination notice time as may be established by Bank, one standard settlement period from the Business Day next after the date on which Bank receives the notice). In no event shall Bank be responsible or liable for settlement of securities or any costs or expenses associated therewith due to instructions from Principal being received by Bank after the time specified to Principal by Bank for settlement on the standard settlement period.

6.	Termination of Lending Authority.

The Authorizing Fiduciary designated in Exhibit F may terminate Bank’s authority to lend securities by five (5) days’ written notice to Bank and may direct Bank to terminate any outstanding securities loans, which Bank shall do in accordance with provisions of the Securities Lending Agreement. In the event Principal or Authorizing Fiduciary terminates Bank’s authority to lend securities hereunder, the provisions of this Addendum relating to securities loans, including provisions relating to Bank’s compensation, shall remain in effect with respect to all securities loans outstanding on the effective date of termination, until termination thereof in accordance with the Securities Lending Agreement.

III.	GENERAL

1.	Principal’s Representations and Warranties.

In addition to any other representation and warranty of Principal hereunder, Principal represents and warrants (which representations shall be deemed repeated at and as of all times when this Addendum is in effect) that:

(a) Lending Principal’s securities as contemplated in this Addendum, and the appointment of Bank as Principal’s agent as contemplated hereby, shall be in compliance with, and shall not be in violation of any law, regulation, charter, by-law, or other restriction applicable to Principal.

(b) Principal is the owner, free and clear of any lien, charge or other encumbrance, of all securities that may be lent from time to time. Principal will notify Bank in writing, or cause written notice to be given to Bank, that Principal intends to sell securities which are subject to this Addendum, such notice to be provided on a Business Day prior to the settlement date on which Principal intends to sell such securities to allow a reasonable delivery in accordance with standard market practice.

(c) Principal shall be entitled to receive all distributions made on or in respect to the Loaned Securities to the full extent it would be so entitled if the Loaned Securities had not been lent. Principal hereby waives the right to vote or to provide any consent or to take any similar action with respect to any securities loaned during the term of such loan. Principal further acknowledges that it will not be entitled to participate in any dividend reinvestment programs with respect to securities that are on loan on the applicable record date.

(d) Principal has made such examination, review and investigation of the facts necessary to evaluate the merits and risks of securities lending and investments in connection therewith (collectively “securities lending”) as Principal deems appropriate; Principal acknowledges that the Bank has not given it any tax or accounting advice concerning this Addendum or any of the transactions contemplated hereby or any other investment advice or rendered any opinion as to whether participation in securities lending is prudent and Principal is not relying on any advice of or representation or warranty by the Bank; Principal has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and assuming the risk of securities lending, including the risks of loss of principal in connection therewith.

(e) Principal is duly organized and validly existing and in good standing under the law of the jurisdiction in which it is established and it has all necessary power and authority to enter into this Addendum and to carry out the transactions contemplated hereby; and this Addendum constitutes a legal, valid and binding obligation enforceable against Principal (subject to applicable bankruptcy, reorganization, insolvency, or similar laws affecting creditors’ rights generally). By its signature hereunder, Principal acknowledges that it has been apprised of the fact that:

NOTWITHSTANDING ANY OTHER PROVISION TO THE CONTRARY, IN THE EVENT OF THE DEFAULT OF A BORROWER, THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT PRINCIPAL’S ACCOUNT WITH RESPECT TO SECURITIES LOAN TRANSACTIONS AND IN SUCH EVENT, THE COLLATERAL DELIVERED TO PRINCIPAL IN CONNECTION WITH SUCH LOANS, IF ANY, MAY BE THE ONLY SOURCE OF SATISFACTION OF THE BORROWER’S OBLIGATIONS IN THE EVENT THE BORROWER FAILS TO RETURN THE LOANED SECURITIES.

2.	Instructions of Principal.

All instructions of Principal to Bank shall be provided in accordance with the terms of this Addendum and the Custodian Agreement. Bank shall be entitled to accept and rely on any instructions Bank reasonably believes to have been authorized by Principal. Bank shall have no obligation to act in the absence of instructions. If at any time the circumstances require immediate action and Bank endeavors to obtain instructions from Principal, but is unable to so obtain them, Bank may act, and will be fully indemnified by Principal in acting, in such manner as it considers appropriate hereunder.

3.	Reports.

Bank shall provide Principal with periodic reports at such intervals as Principal and Bank shall agree, reflecting a schedule of property, statement of transactions recording principal and income receipts and disbursements, outstanding loans, income, and schedule of property detailing investments made hereunder.

4.	Duties of Bank.

Bank’s duties and responsibilities shall be only those expressly set forth in this Addendum, or as otherwise agreed by Bank in writing. Bank shall not be liable for acting in accordance with instructions that it reasonably believes have been given by Principal under this Addendum or otherwise in accordance with this Addendum or within the scope of its actual or apparent authority. Bank shall not be required to appear in or defend any legal proceedings or take any other action relating to a securities loan with respect to the property subject to this Addendum, unless Bank has been indemnified to its satisfaction against loss and expense (including reasonable attorneys’ fees). Bank may consult with counsel acceptable to it concerning its duties and responsibilities under this Addendum, and shall not be liable for any action taken or not taken on the advice of such counsel. Principal acknowledges that Bank and its agents, if any, act as agent for other securities lending clients and, accordingly, that other clients’ securities may be used for such transactions prior to Principal’s. Principal agrees that each of Bank and any such agent has full discretion to allocate the use of Principal’s securities as it deems appropriate, and that Bank may make available securities lending opportunities to clients other than Principal for any reason, and that Bank will have no obligation to make any securities lending opportunities available to Principal.

5.	Expenses; Compensation of Bank.

Principal shall be responsible for payment of all expenses and charges incurred in connection with the administration of this Addendum, including Bank’s compensation for its services hereunder as determined in accordance with the attached Exhibit D, and Bank may in its discretion charge the assets subject to this Addendum therefor.

6.	Indemnification.

Principal shall indemnify, keep indemnified, defend and hold harmless the Bank and any of its directors, officers, employees, agents and affiliates against any cost, expense, damage, loss or liability whatsoever (including without limitation attorneys’ fees and expenses) which may be suffered or incurred by any of them directly or indirectly as a result of, or in connection with, or arising out of, this Addendum or any loan of securities transaction involving Principal’s securities. This provision shall survive any termination of this Addendum and shall be binding on Principal’s successors and assigns.

7.	Tax Consequences.

Bank makes no representations regarding tax treatment by federal, state, local or foreign authorities of the lending of securities under this Addendum, the receipt of any income, dividend, profit or other distribution inuring to Principal as the result of receipt of any loan premium, dividends, interest, distributions or other amounts on securities loaned, or the investment by Bank of any Collateral received in connection with such loans (including without limitation the characterization for United States or foreign tax purposes of any such amount as taxable income) or the imposition of a United States or foreign tax duty, levy, charge, deduction, payment, impost, withholding or liability imposed on any such income, dividend, profit or other distribution. Principal acknowledges and agrees that Bank may be required to withhold tax on amounts payable or inuring to Principal or payable by or on behalf of Principal pursuant to a Securities Lending Agreement. Principal also acknowledges and agrees that any amounts received from a Borrower which represent interest, dividends, or other distributions made with respect to any Loaned Securities (as defined in the Securities Lending Agreement) may be in substitution for interest, dividends, or other distributions accrued or paid in respect of loaned securities and that the tax treatment of such amounts may differ from the tax treatment of such interest, dividends or other distributions.

8.	Financial Condition.

Upon reasonable request by Bank, and at least annually, Principal shall provide Bank with its most recent available audited statement of its financial condition, and its most recent unaudited statement of its financial condition if more recent than the audited statement. Principal represents and warrants which representation and warranty shall continue so long as any loan of securities is outstanding, that such statements fairly represent its financial condition and net capital as of the dates of such statements and have been prepared in accordance with generally accepted accounting principles of the jurisdiction in which Principal is organized or located, as the case may be. Principal acknowledges and agrees that Bank may provide Borrowers with copies of such financial statements and that Principal will cooperate with Bank in providing such other financial information to Borrowers as such Borrowers may reasonably request.

9.	Other Relationships.

Principal acknowledges and agrees that Bank may, through its commercial, trust or other departments, be a creditor for its own account or represent in a fiduciary capacity another Borrower (or its or their affiliates, creditors, or customers) to which securities are loaned or sold under this Addendum, even though any of such relationships may potentially be in conflict with those of Principal.

10.	Termination.

This Addendum may be terminated without penalty at any time by either party upon five (5) business days’ written notice to the other. In the event of termination, Bank shall deliver to Principal all funds, securities, and other property held by it under this Addendum for the account of Principal or to such other person or persons as Principal shall designate in writing on Exhibit E or shall continue to hold such property pursuant to the Custodian Agreement; provided however, that this Addendum shall remain in effect with respect to all securities loan transactions outstanding on the effective date of termination, until consummation, completion or termination thereof in accordance with the terms of the applicable Securities Lending Agreement, as the case may be.

11.	Amendments.

This Addendum may be amended only in writing executed by both parties. Amendments to any Exhibit or Attachment hereto shall be effective only if executed by all the parties required to execute the initial Attachment/Exhibit, and then, only after received by Bank and Principal by the party to whom notices are to be sent hereunder.

12.	Force Majeure.

Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, transportation, computer (hardware or software) or communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation.

13.	Notices.

All notices hereunder shall be given and deemed received as set forth in the Custodian Agreement.

14.	Governing Law.

The validity, construction, and administration of this Addendum shall be governed by the laws of the State of California from time to time in force and effect.

By:	“Principal”

Michael Summers, President

Date

By:	Union Bank of California, National Association, “Bank”

Authorized Signature

Name & Title

Date

Authorized Signature

Name & Title

Date

EXHIBIT A

BORROWERS FOR

SECURITIES LENDING TRANSACTIONS

As of June, 2008

BNP Paribas Securities Corp.

Banc of America Securities LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Dresdner Kleinwort Securities LLC

Goldman, Sachs & Co.

Greenwich Capital Markets, Inc.

HSBC Securities (USA) Inc.

ING Financial Markets LLC*

J.P. Morgan Securities Inc.

Lehman Brothers Inc.

Merrill Lynch Government Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Inc.*

Mizuho Securities USA Inc.

Morgan Stanley & Co. Inc.

MS Securities Services Inc.*

Newedge USA LLC*

UBS Securities LLC

*	Not on Federal Reserve Bank’s Primary Dealer List

By:	First Focus Funds, “Principal”

Date

Michael Summers, President

By:	Union Bank of California, National Association, “Bank”

Date

	Glen Schneiderman, Vice President	Carl E. Schultz, Senior Vice President

EXHIBIT B

MASTER SECURITIES LOAN AGREEMENT

Attached hereto and incorporated by this reference

Dated:

By:	FIRST FOCUS FUNDS, “Principal”

Michael Summers, President

UNION BANK OF CALIFORNIA

EXHIBIT C

FIRST FOCUS FUNDS

POLICIES FOR THE INVESTMENT

OF CASH COLLATERAL

IN CONNECTION WITH SECURITIES LENDING

General Provisions

Credit Ratings:

With the exception of “full faith and credit” securities of the United States Government (e.g. Treasury issues, GNMA’s) and securities issued by agencies, instrumentality’s, sponsored agencies or enterprises of the United States Government, minimum credit ratings are defined for securities eligible for cash collateral reinvestment. In connection with those defined credit ratings, the following explanations apply:

a)	Rating Agencies: The term “rating agencies” means Standard & Poor’s, Moody’s, Fitch’s rating Service.

b)	Rating Assignment: If the applicable credit rating applies to the issuer in general, as opposed to the specific issue, then the rating agencies rating for the issuer short term debt will apply to the securities or obligations that have less than one year to maturity at the time of purchase. The issuer’s long term debt rating will apply if the security or obligation has a remaining maturity greater than one year at the time of purchase.

c)	Credit Rating Downgrades: A downgrade in credit rating does not by itself require immediate liquidation of the security, but does require prompt review and recommendation by the Investment Manager regarding the desirability of selling the investment if the time to maturity exceeds seven days. Customer will be contacted in the event of a downgrade and asked for specific written instructions.

Maturity Limitations:

a)	The term “maximum maturity” as used in the policies and applied to the individual instruments refers to the remaining time to maturity at the time of purchase, regardless of the term to maturity when originally issued.

b)	Except where otherwise specifically provided under a customers permitted investments, the average mismatch of each customers cash collateral investment portfolio will not exceed 90 days.

c)	The average mismatch is defined as the difference between the average weighted maturity of transactions (security loan/repo) and the average weighted maturity of permitted investments in the account.

Maturity of Certain Instruments Defined:

a)	Floating Rate (Variable Rate) Notes: For purposes of these policies, the maturity of floating rate notes is deemed to be the next interest reset date, provided that the interest rate reset feature is contained in the terms of the instrument itself; also, the interest reset rate feature is reasonably expected to return the price of the security to par or amortized cost on each reset date.

b)	Securities Subject to Unconditional Puts: For the purposes of these policies, the maturity of the securities subject to an unconditional put to the original issuer of the security is deemed to be the next date that the put can be exercised.

Concentration Limits:

These policies will address concentration limits at two levels, per issuer limitations, and aggregate portfolio limitations. Concentration limits apply to securities directly purchased in customer cash collateral investment accounts. Securities constituting collateral for Triparty and/or Repurchase agreements are not counted in these concentration limits.

Customer Approval:

Where permissive provisions of these policies are specifically conditioned on “customer approval”, that approval must be contained within the securities lending agreement between the Bank and the customer, or it must be documented as having been obtained from the customer in writing.

Permitted Investments

Bank will invest cash collateral on behalf of lender in investments, which at the time of purchase, may consist of the following:

1.	Securities issued by or fully guaranteed as to principal and interest by the United States Government. Maximum maturity thirteen months, except when used as collateral in a repurchase transaction.

2.	Securities issued by agencies, instrumentalities, sponsored agencies or enterprises of the United States Government. This specifically includes pass through certificates and collateralized mortgage obligations. Maximum maturity thirteen months, except when used as collateral in a repurchase transaction.

3.	Securities issued by or fully guaranteed by international organizations (supernationals) so long as they are rated A1 or P1 or AA- or equivalent by at least one Rating Agency and are eligible for transfer in the Federal Reserve Bank of New York book-entry system or settle through DTC. Maximum maturity thirteen months. Maximum exposure per issuer 5% of portfolio at the time of purchase.

4.	Deposits in, notes of, bankers acceptances of, or letters of credits issued by banks with minimum assets of two billion U.S. dollars (or U.S. dollar equivalent), which banks short term deposits are rated A1 or P1 or equivalent by at least one Rating Agency. Those with a maturity of one year or greater must be rated at least “A” or equivalent by at least one rating agency. This category includes both “Yankee” and “Euro” paper. Maximum exposure per issuer 5% of portfolio at the time of purchase.

5.	Commercial Paper and variable rate master notes rated at least A1 or P1 or equivalent by at least one Rating Agency. Maximum maturity 270 days. This may include Section 4(2) or unregistered commercial paper. Maximum exposure per issuer 5% of portfolio at the time of purchase.

6.	Asset Backed Securities rated a least “AAA” or equivalent by at least one Rating Agency. Maximum maturity thirteen months, except when used as collateral in a repurchase transaction. Maximum exposure per issuer 5% of portfolio at the time of purchase.

7.	Mortgage Backed Securities rated at least AA- or equivalent by at least one Rating Agency. Maximum exposure per issuer 5% of portfolio at the time of purchase. Maximum maturity thirteen months, except when used as collateral in a repurchase transaction.

8.	Corporate Obligations, both with and without credit enhancements (with the exception of CP). Those with a maturity of less than or equal to one year may be judged upon the corporation’s short term rating, and must be rated A1 or P1 or equivalent by at least one Rating Agency. Those with a maturity greater than one year must be rated at least A- or equivalent by at least one Rating Agency. This may include 144a (private placement) corporate obligations. Maximum maturity thirteen months, except when used as collateral in a repurchase transaction. Maximum exposure per issuer 5% of portfolio at the time of purchase. Maximum total exposure 25% of portfolio at time of purchase.

9.	Sovereign debt of foreign governments rated at least A1 or P1, AA- or equivalent by at least one Rating Agency. Maximum maturity thirteen months. Maximum exposure per issuer 5% of portfolio at the time of purchase. Maximum total exposure 25% of portfolio at time of purchase.

10.	Triparty/ Repurchase Agreements with primary government securities dealers or with counterparties whose short-term debt is rated at least A1 or P1 or equivalent by at least one Rating Agency. Collateral securing a reverse repurchase agreement is limited to the securities and/or instruments that are defined as permitted investments in this policy. Collateral must be delivered to either Union Bank of California or a third party custodian acceptable to the Bank. Collateral level must be at least 102% and marked to market on a daily basis.

11.	Shares of Registered Investment Companies or STIF’s. Funds must comprise investment vehicles whose criteria match those outlined within the policies of permitted investments of securities lending cash collateral. All ratings criteria that apply to the direct investment of cash collateral apply to the investments within the funds.

Dated:

By:	FIRST FOCUS FUNDS, “Principal”

Michael Summers, President

Dated:

By:
UNION BANK OF CALIFORNIA, N.A., “BANK”

EXHIBIT D

SCHEDULE OF FEES AND CHARGES

First Focus Funds

All gross revenue* generated from Securities Lending will be split as follows:

75% to First Focus Funds

25% to Union Bank of California, N.A.

Revenues will be credited to the Fund on a monthly basis by the 10th business day of the month following the lending activity.

*	Gross Revenue is defined as the total securities lending earnings generated after broker rebates and fees have been paid by any revenue sharing arrangements.

By:	First Focus Funds, “Principal”

Date:

Michael Summers, President

By:	Union Bank of California, National Association, “Bank”

Date:

Carl E. Schultz, S.V.P.

Glen Schneiderman, V.P.

EXHIBIT E

PRINCIPAL’S DESIGNATED AGENT

FOR RECEIPT OF FUNDS, SECURITIES AND OTHER

PROPERTY IN THE EVENT OF TERMINATION OF THIS AGREEMENT

Dated:

By:	“Principal”

Authorized Signature

Name & Title

EXHIBIT F

APPOINTMENT OF AUTHORIZING FIDUCIARY BY PLAN

The undersigned hereby executes this Addendum on behalf of the Principal and represents as follows:

(I) Is Principal (a) an “employee benefit plan”, as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA; (b) a “plan” described in Section 4975 (e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), other than a governmental plan referred to in Section 4975 (g)(2) of the Code or a church plan referred to in Section 4975 (g)(3) of the Code; or (C) an entity whose underlying assets include plan assets by reason of a plan’s investment in the entity pursuant to Department of Labor regulation section 2510.3-101?

☐  YES     ☒  No

(ii) If the answer to the previous question is yes, please designate a fiduciary of the Plan who is authorized to terminate this Addendum (“Authorizing Fiduciary”). Such individual must be independent of Bank and any Affiliate thereof.

Authorizing Fiduciary:

Name:

Address:

Phone Number:

Dated:

By:	“Principal”

Michael Summers, President